Exhibit 23.1

Independent Auditors’ Report on Schedule and Consent

The Board of Directors

Advanced Medical Optics, Inc.:

The audits referred to in our report dated February 20, 2003, included the related financial statement schedule as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, included in the annual report on Form 10-K of Advanced Medical Optics, Inc. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statement (No. 333-90950) on Form S-8 of Advanced Medical Optics, Inc. of our reports dated February 20, 2003, with respect to the consolidated balance sheets of Advanced Medical Optics, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2002, and the related schedule, which reports appear in the December 31, 2002, annual report on Form 10-K of Advanced Medical Optics, Inc.

/s/ KPMG LLP

Orange County, California

March 14, 2003